November 2014
Filed pursuant to Rule 433 dated November 4, 2014 relating to
Preliminary Pricing Supplement No. 1,698 dated November 4, 2014 to
Registration Statement No. 333-178081
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

TOPSSM Based on the Value of the S&P 500® Index due November 28, 2022
Target Optimized Participation SecuritiesSM
Principal at Risk Securities
Unlike ordinary debt securities, the TOPS Based on the Value of the S&P 500® Index due November 28, 2022, which we refer to as the TOPS, do not pay interest and do not guarantee the return of any principal at maturity.  Instead, at maturity, you will receive for each TOPS that you hold an amount in cash that will vary depending on the closing value of the S&P 500® Index, which we refer to as the index, observed on the weekly observation dates during the term of the TOPS and on the valuation date.  If the index has appreciated at all as of the valuation date, you will realize a return on your investment in the TOPS equal to the greater of (i) the lookback percent increase and (ii) the fixed return of 25%.  The lookback percent increase is the percentage increase of the highest closing value of the index observed on the weekly observation dates from the initial index value.  However, if the index has remained the same or depreciated as of the valuation date relative to the initial index value, the payment at maturity may be less, and possibly significantly less, than the stated principal amount of the TOPS.  You could lose some or all of your investment in the TOPS.  These long-dated TOPS are for investors who seek an equity-index based return and who are willing to risk their principal and forgo current income in exchange for the opportunity to receive a positive return based on the highest closing value on any of the weekly observation dates during the term of the TOPS, or, if greater, the fixed return of 25%, but only if the index’s closing value on the valuation date is greater than its closing value on the pricing date.  The TOPS are unsecured obligations of Morgan Stanley.
All payments are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
SUMMARY TERMS
Issuer:	Morgan Stanley
Issue price:	$1,000 per TOPS (see “Commissions and issue price” below)
Stated principal amount:	$1,000 per TOPS
Pricing date:	November 21, 2014
Original issue date:	November 26, 2014 (3 business days after the pricing date)
Maturity date:	November 28, 2022
Aggregate principal amount:	$
Interest:	None
Underlying index:	S&P 500® Index (the “index”)
Payment at maturity (per TOPS):
•    If the final index value is greater than the initial index value,
$1,000 + ($1,000 × the greater of (i) the lookback percent increase and (ii) the fixed return of 25%)
There is no maximum payment at maturity on the TOPS.
•     If the final index value is less than or equal to the initial index value,
$1,000 × index performance factor × 125%
If the final index value has decreased from the initial index value by more than 20%, the payment at maturity will be less, and possibly significantly less, than the stated principal amount and could be zero.

Index performance factor:	final index value / initial index value
Initial index value:	The closing value of the index on the pricing date
Final index value:	The closing value of the index on the valuation date
Lookback percent increase:	(Lookback index value – initial index value) / initial index value
Lookback index value:	The highest closing value of the index observed on the observation dates.
Observation dates:
Each Wednesday during the period from but excluding the pricing date to and including the valuation date, and the valuation date itself (whether or not a Wednesday), provided that if the valuation date falls on a Thursday or Friday, the immediately preceding Wednesday of that week shall not be an observation date.  The observation dates will be subject to postponement for non-index business days and market disruption events.

Valuation date:	November 22, 2022, subject to postponement for non-index business days and certain market disruption events
Maximum payment at maturity:	None
Minimum payment at maturity:	None
CUSIP:	61761JUF4
ISIN:	US61761JUF47
Listing:	The TOPS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $926.20 per TOPS, or within $30.00 of that estimate. See “Investment Overview” beginning on page 2.
Commissions and issue price:	Price to public(1)	Agent’s commissions(2)	Proceeds to issuer(3)
Per TOPS	$1,000	$	$
Total	$	$	$
(1)	The price to public for investors purchasing the TOPS in fee-based advisory accounts will be $970 per TOPS.
(2)
Selected dealers and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $       for each TOPS they sell; provided that dealers selling to investors purchasing the TOPS in fee-based advisory accounts will receive a sales commission of $        per TOPS.  See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Description of TOPS––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(3)	See “Use of proceeds and hedging” on page 8.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement No. 1,698 dated November 4, 2014    Prospectus Supplement dated November 21, 2011
Index Supplement dated November 21, 2011              Prospectus dated November 21, 2011

The TOPS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

TOPSSM Based on the Value of the S&P 500® Index due November 28, 2022
Target Optimized Participation SecuritiesSM
Principal at Risk Securities

Investment Overview

Target Optimized Participation Securities
Principal at Risk Securities

The TOPS Based on the Value of the S&P 500® Index due November 28, 2022 (the “TOPS”) provide investors with an opportunity to potentially benefit from any substantial increase of the index observed on any of the weekly observation dates during the term of the TOPS, if greater than the fixed return of 25%, which we refer to as the lookback observation feature.  The lookback observation feature will apply only if the final index value is greater than the initial index value.  If the final index value is less than or equal to the initial index value, you will receive a payment at maturity calculated based solely on the closing value of the index on the valuation date, and you may lose some or all of your investment.

•
If the final index value is greater than the initial index value, you will realize a return on your investment equal to the greater of (i) the lookback percent increase and (ii) the fixed return of 25%.

There is no maximum payment at maturity on the TOPS.

•
If the final index value is less than or equal to the initial index value, your payment at maturity will equal $1,000 times the index performance factor times 125% and will therefore depend solely on the final index value.

If the final index value has decreased from the initial index value by more than 20%, the payment at maturity will be less, and possibly significantly less, than the stated principal amount and could be zero.

All payments on the TOPS are subject to the credit risk of Morgan Stanley.

Maturity:	Approximately 8 years
Interest:	None
Maximum payment at maturity:	None
Minimum payment at maturity:	None. You may lose your entire initial investment in the TOPS.

The original issue price of each TOPS is $1,000.  This price includes costs associated with issuing, selling, structuring and hedging the TOPS, which are borne by you, and, consequently, the estimated value of the TOPS on the pricing date will be less than $1,000.  We estimate that the value of each TOPS on the pricing date will be approximately $926.20, or within $30.00 of that estimate.  Our estimate of the value of the TOPS as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the TOPS on the pricing date, we take into account that the TOPS comprise both a debt component and a performance-based component linked to the underlying index.  The estimated value of the TOPS is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the TOPS?

In determining the economic terms of the TOPS, including the fixed return, we use an internal funding rate which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the TOPS would be more favorable to you.

November 2014	Page 2

TOPSSM Based on the Value of the S&P 500® Index due November 28, 2022
Target Optimized Participation SecuritiesSM
Principal at Risk Securities

What is the relationship between the estimated value on the pricing date and the secondary market price of the TOPS?

The price at which MS & Co. purchases the TOPS in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with issuing, selling, structuring and hedging the TOPS are not fully deducted upon issuance, for a period of up to 12 months following the issue date, to the extent that MS & Co. may buy or sell the TOPS in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the TOPS, and, if it once chooses to make a market, may cease doing so at any time.

November 2014	Page 3

TOPSSM Based on the Value of the S&P 500® Index due November 28, 2022
Target Optimized Participation SecuritiesSM
Principal at Risk Securities

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s Financial Services LLC, consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943.

Information as of market close on October 31, 2014:

Bloomberg Ticker Symbol:	SPX
Current Index Closing Value:	2,018.05
52 Weeks Ago:	1,756.54
52 Week High (on 10/31/2014):	2,018.05
52 Week Low (on 2/3/2014):	1,741.89

S&P 500® Index Daily Index Closing Values January 1, 2009 to October 29, 2014

November 2014	Page 4

TOPSSM Based on the Value of the S&P 500® Index due November 28, 2022
Target Optimized Participation SecuritiesSM
Principal at Risk Securities

Key Investment Rationale

This approximately 8-year investment offers a return equal to the greater of the lookback percent increase and the fixed return of 25%, but only if the final index value is greater than the initial index value.  If the final index value is less than or equal to the initial index value, your payment at maturity will be based solely on the final index value and may be greater than, equal to or less than the stated principal amount and could be zero.  All payments on the TOPS are subject to the credit risk of Morgan Stanley.

Upside Scenario
The final index value is greater than the initial index value and on one or more weekly observation dates during the term of the TOPS, the index has increased by more than 25% from the initial index value.  The payment at maturity will equal $1,000 plus the product of $1,000 and the lookback percent increase (which, in this scenario, will be greater than the fixed return of 25%).  There is no maximum payment at maturity on the TOPS.

Downside Scenario
The final index value decreases from the initial index value by more than 20%, and the payment at maturity will be less, and possibly significantly less, than the $1,000 stated principal amount and could be zero.

Summary of Selected Key Risks (see page 3H14)

▪	The TOPS do not pay interest or guarantee any return of principal.

▪	You will benefit from the lookback observation feature only if the final index value is greater than the initial index value.

▪	The lookback index value is based solely on the closing values of the index on the specified weekly observation dates.

▪	The market price of the TOPS will be influenced by many unpredictable factors, including the value and volatility of the index and the component stocks of the index.

▪	The TOPS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the TOPS.

▪	The TOPS will not be listed on any securities exchange and secondary trading may be limited.

▪
The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us.  Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the TOPS in the original issue price reduce the economic terms of the TOPS, cause the estimated value of the TOPS to be less than the original issue price and will adversely affect secondary market prices.

▪	The estimated value of the TOPS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

▪	Investing in the TOPS is not equivalent to investing in the index.

▪	Adjustments to the index could adversely affect the value of the TOPS.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the TOPS.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the TOPS.

▪	The U.S. federal income tax consequences of an investment in the TOPS are uncertain.

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TOPSSM Based on the Value of the S&P 500® Index due November 28, 2022
Target Optimized Participation SecuritiesSM
Principal at Risk Securities

Fact Sheet

The TOPS offered are unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying preliminary pricing supplement, prospectus supplement, index supplement and prospectus.  At maturity, an investor will receive for each stated principal amount of TOPS that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount depending on the closing value of the index observed on the weekly observation dates during the term of the TOPS and on the valuation date.  The TOPS are issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the TOPS are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
November 21, 2014	November 26, 2014 (3 business days after the pricing date)	November 28, 2022, subject to postponement as described below

Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per TOPS
Stated principal amount:	$1,000 per TOPS
Denominations:	$1,000 and integral multiples thereof
Interest:	None
Underlying index:	S&P 500® Index
Underlying index publisher:	Standard & Poor’s Financial Services LLC or any successor publisher
Payment at maturity (per TOPS):
•     If the final index value is greater than the initial index value,
$1,000 + ($1,000 × the greater of (i) the lookback percent increase and (ii) the fixed return of 25%)
There is no maximum payment at maturity on the TOPS.
•     If the final index value is less than or equal to the initial index value,
$1,000 × index performance factor × 125%
If the final index value has decreased from the initial index value by more than 20%, the payment at maturity will be less, and possibly significantly less, than the stated principal amount and could be zero.

Index performance factor:	final index value / initial index value
Initial index value:	The closing value of the index on the pricing date as published by the underlying index publisher
Final index value:	The closing value of the index on the valuation date as published by the underlying index publisher
Lookback percent increase:	(Lookback index value – initial index value) / initial index value
Lookback index value:	The highest closing value of the index observed on the observation dates.
Observation dates:
Each Wednesday during the period from but excluding the pricing date to and including the valuation date, and the valuation date itself (whether or not a Wednesday), provided that if the valuation date falls on a Thursday or Friday, the immediately preceding Wednesday of that week shall not be an observation date. The observation dates will be subject to postponement for non-index business days and market disruption events.

Valuation date:	November 22, 2022, subject to postponement for non-index business days and certain market disruption events
Maximum payment at maturity:	None
Minimum payment at maturity:	None
Postponement of maturity date:
If the scheduled valuation date is not an index business day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the valuation date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 14

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TOPSSM Based on the Value of the S&P 500® Index due November 28, 2022
Target Optimized Participation SecuritiesSM
Principal at Risk Securities

General Information
Listing:	The TOPS will not be listed on any securities exchange.
CUSIP:	61761JUF4
ISIN:	US61761JUF47
Minimum ticketing size:	$1,000 / 1 TOPS
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the TOPS offered under the accompanying preliminary pricing supplement and is superseded by the following discussion.

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the TOPS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a TOPS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the TOPS is respected, the following U.S. federal income tax consequences should result based on current law:
▪ A U.S. Holder should not be required to recognize taxable income over the term of the TOPS prior to settlement, other than pursuant to a sale or exchange.

▪     Upon sale, exchange or settlement of the TOPS, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the TOPS.  Such gain or loss should be long-term capital gain or loss if the investor has held the TOPS for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the TOPS, possibly with retroactive effect.

As discussed in the accompanying preliminary pricing supplement, withholding under the Hiring Incentives to Restore Employment Act of 2010 (commonly referred to as “FATCA”) applies with respect to any payment of amounts treated as interest and, for dispositions after December 31, 2016, any payment of gross proceeds of the disposition (including upon retirement) of certain financial instruments.  This legislation would apply to the TOPS if they were recharacterized as debt instruments.

Both U.S. and non-U.S. investors considering an investment in the TOPS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the TOPS, including possible alternative treatments, the issues presented by the aforementioned notice, the potential application of the FATCA rules and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Additionally, any consequences resulting from the Medicare tax on investment income are not discussed in this document or the accompanying preliminary pricing supplement.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying preliminary pricing supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the TOPS.

Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)

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TOPSSM Based on the Value of the S&P 500® Index due November 28, 2022
Target Optimized Participation SecuritiesSM
Principal at Risk Securities

Use of proceeds and hedging:
The proceeds we receive from the sale of the TOPS will be used for general corporate purposes.  We will receive, in aggregate, $1,000 per TOPS issued, because, when we enter into hedging transactions in order to meet our obligations under the TOPS, our hedging counterparty will reimburse the cost of the Agent’s commissions.  The costs of the TOPS borne by you and described beginning on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the TOPS.

On or prior to the pricing date, we expect to hedge our anticipated exposure in connection with the TOPS by entering into hedging transactions with our subsidiaries and/or third party dealers.  We expect our hedging counterparties to take positions in the stocks constituting the index, in futures and/or options contracts on the index or its component stocks listed on major securities markets, or positions in any other available securities or instruments that they may wish to use in connection with such hedging.  Such purchase activity could potentially increase the value of the index on the pricing date, and, therefore, could increase the value at which the index must close on the valuation date so that you do not suffer a loss on your initial investment in the TOPS.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the TOPS by purchasing and selling the stocks underlying the index, futures and/or options contracts on the index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the observation dates, including the valuation date.  We cannot give any assurance that our hedging activities will not affect the value of the index, and, therefore, adversely affect the value of the TOPS or the payment you will receive at maturity, if any.  For further information on our use of proceeds and hedging, see “Description of TOPS—Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the TOPS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the TOPS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the TOPS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the TOPS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the TOPS.

Because we may be considered a party in interest with respect to many Plans, the TOPS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the TOPS will be deemed to have represented, in

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its corporate and its fiduciary capacity, by its purchase and holding of the TOPS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such TOPS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the TOPS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The TOPS are contractual financial instruments.  The financial exposure provided by the TOPS is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the TOPS.  The TOPS have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the TOPS.

Each purchaser or holder of any TOPS acknowledges and agrees that:

(i)         the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the TOPS, (B) the purchaser or holder’s investment in the TOPS, or (C) the exercise of or failure to exercise any rights we have under or with respect to the TOPS;

(ii)        we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the TOPS and (B) all hedging transactions in connection with our obligations under the TOPS;

(iii)        any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)        our interests are adverse to the interests of the purchaser or holder; and

(v)         neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the TOPS has exclusive responsibility for ensuring that its purchase, holding and disposition of the TOPS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any TOPS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the TOPS if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the TOPS by the account, plan or annuity.

Additional considerations:
Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the TOPS, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $          for each TOPS they sell; provided that dealers selling to investors purchasing the TOPS in fee-based advisory accounts will receive a sales commission of $        per TOPS.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by

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selling, structuring and, when applicable, hedging the TOPS.  When MS & Co. prices this offering of TOPS, it will determine the economic terms of the TOPS such that for each TOPS the estimated value on the pricing date will be no lower than the minimum level described in “Investment Overview” beginning on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Description of TOPS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” and “—Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the TOPS.  We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement, index supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

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How the TOPS Work

The following examples illustrate the payment at maturity on the TOPS for a range of hypothetical closing values of the index on the valuation date and, if applicable, on the weekly observation dates, taking into account whether or not the final index value is greater than the initial index value.

I.  If the final index value is greater than the initial index value:

Payment at maturity = $1,000 + ($1,000 × the greater of (i) the lookback percent increase and (ii) the fixed return of 25%)

In the scenario where the final index value is greater than the initial index value, the payment at maturity will be at least $1,250 per TOPS and will depend solely on the lookback percent increase, which is the percentage increase of the highest closing value of the index observed on the weekly observation dates over the term of the TOPS from the initial index value.  If the lookback percent increase is greater than the fixed return of 25%, the return on the TOPS will equal the lookback percent increase.  If the lookback percent increase is less than or equal to the fixed return of 25%, the return on the TOPS will equal the fixed return of 25%.

	Example 1	Example 2
Hypothetical initial index value:	2,000	2,000
Hypothetical final index value:	2,300	2,001
Hypothetical lookback index value:	2,400 (resulting in a lookback percent increase of 20%)	3,400 (resulting in a lookback percent increase of 70%)
Payment at maturity:	$1,000 + ($1,000 × the greater of the lookback percent increase of 20% and the fixed return of 25%) = $1,250	$1,000 + ($1,000 × the greater of the lookback percent increase of 70% and the fixed return of 25%) = $1,700

In Example 2, although the final index value has increased from the initial index value by less than 0.1% (which is substantially less than the percentage increase of 15% in Example 1), investors benefit from a 70% increase in the index observed on one of the weekly observation dates over the term of the TOPS and realize a return on the TOPS equal to 70%, which is significantly more than the 25% return achieved in Example 1.

For the scenario where the final index value is greater than the initial index value, the following graph illustrates the payment at maturity for a range of hypothetical percentages by which the lookback index value is greater than the initial index value.

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* NOTE:  The lookback percent increase cannot be less than or equal to 0% because the final index value (which is the closing value of the index on the final observation date) must be greater than the initial index value in this scenario, and that alone will result in a lookback percent increase of greater than zero.

II.  If the final index value is less than or equal to the initial index value:

Payment at maturity = $1,000 × index performance factor × 125%

In the scenario where the final index value is less than or equal to the initial index value, the lookback observation feature will not apply, and the payment at maturity will depend solely on the index performance factor, which, under this scenario, will be equal to or less than 100%.  If the index performance factor is between 80% and 100%, the payment at maturity will be between the stated principal amount of $1,000 and $1,250.  If the index performance factor is less than 80%, the payment at maturity will be less, and possibly significantly less, than the stated principal amount of $1,000 and could be zero.

	Example 1	Example 2
Hypothetical initial index value:	2,000	2,000
Hypothetical final index value:	1,600	1,000
Hypothetical index performance factor:	80%	50%
Payment at maturity:	$1,000 × 80% × 125% = approximately $1,000	$1,000 × 50% × 125% = $625

For the scenario where the final index value is less than or equal to the initial index value, the following graph illustrates the payment at maturity for a range of hypothetical index performance factors.

* NOTE:  The index performance factor cannot be greater than 100% because the final index value is less than or equal to the initial index value in this scenario.

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Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of TOPS that they hold an amount in cash depending on the closing value of the S&P 500® Index observed on the weekly observation dates during the term of the TOPS and on the valuation date, determined as follows:

If the final index value is greater than the initial index value:

$1,000   +   ($1,000 × the greater of (i) the lookback percent increase and (ii) the fixed return of 25%)

lookback percent increase	=	lookback index value – initial index value
initial index value

lookback index value	=	The highest closing value of the index observed on the weekly observation dates

observation dates	=
Each Wednesday during the period from but excluding the pricing date to and including the valuation date, and the valuation date itself (whether or not a Wednesday), provided that if the valuation date falls on a Thursday or Friday, the immediately preceding Wednesday of that week shall not be an observation date.  The observation dates will be subject to postponement for non-index business days and market disruption events.

If the final index value is less than or equal to the initial index value:

$1,000 × the index performance factor × 125%

If the final index value has decreased from the initial index value by more than 20%, the payment at maturity will be less, and possibly significantly less, than the stated principal amount and could be zero.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the TOPS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement, prospectus supplement, index supplement and accompanying prospectus.  We also urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the TOPS.

▪
The TOPS do not pay interest or guarantee any return of principal.  The terms of the TOPS differ from those of ordinary debt securities in that we will not pay you any interest and do not guarantee to pay you any of the principal amount of the TOPS at maturity.  At maturity, you will receive for each $1,000 stated principal amount of TOPS that you hold an amount in cash based upon the closing value of the index observed on the weekly observation dates during the term of the TOPS and on the valuation date. Only if the final index value is greater than the initial index value will you receive a return equal to the greater of the lookback percent increase and the fixed return of 25%, which we refer to as the lookback observation feature.  If the final index value is less than or equal to the initial index value, you will lose the benefit of the lookback observation feature and will receive a payment at maturity equal to the product of the stated principal amount and the index performance factor (which would fully expose you to the negative performance of the index as of the valuation date) multiplied by 125%.  Even with the leverage of 125%, you will receive a payment at maturity that is less than the stated principal amount of $1,000 if the final index value declines by more than 20% from the initial index value.  In addition, the more the final index value has declined from the initial index value, the less the leverage of 125% will benefit your payment at maturity.  For example, if the final index value were to decline from the initial index value by 99%, investors would receive only $12.50 per TOPS at maturity, as compared to $10 which would be payable on an investment that exposes investors on a 1 to 1 basis to the negative performance of the index.  The leverage of 125% does not provide for any minimum payment at maturity, and, accordingly, you risk the full loss of your principal by investing in the TOPS.  See “How the TOPS Work” above.

▪
You will benefit from the lookback observation feature only if the final index value is greater than the initial index value.  Under the terms of the TOPS, you will benefit from the lookback observation feature only if the final index value is greater than the initial index value.  If the final index value is less than or equal to the initial index value, you will not benefit from any increase in the index observed on any weekly observation date during the term of the TOPS and will not get the benefit of the fixed return of 25%, and, instead, will receive a payment at maturity that is calculated based solely on the final index value.  Under this scenario, the highest possible payment at maturity would be $1,250 per TOPS, which would be payable only if the final index value remains the same as the initial index value.  However, if the final index value decreases from the initial index value by more than 20%, the payment at maturity will be less, and possibly significantly less, than the $1,000 stated principal amount for each TOPS and could be zero.

▪
The lookback index value is based solely on the closing values of the index on the specified weekly observation dates.  Even if the lookback observation feature is available to you because the final index value is greater than the initial index value, due to the fact that the lookback index value is based solely on the closing values of the index on the specified weekly observation dates, you will not benefit from any significant appreciation of the index that occurs on days other than the specified observation dates during the term of the TOPS.  As a result, if the index increases substantially as of some days over the term of the TOPS but does not increase substantially as of the specified weekly observation dates, you will receive a payment at maturity that is substantially less than if the lookback index value were based on a daily observation of the index during the term of the TOPS.

▪
The market price of the TOPS will be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the TOPS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the TOPS in the secondary market, including:

▪	the value of the index at any time and, in particular, on the observation dates,

▪	the volatility (frequency and magnitude of changes in value) of the index,

▪	dividend rates on the securities underlying the index,

▪	interest and yield rates in the market,

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▪
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the securities markets generally or the component stocks of the index and which may affect the value of the index,

▪	the time remaining until the maturity of the TOPS,

▪	the composition of the index and changes in the constituent stocks of the index, and

▪	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your TOPS prior to maturity.  For example, you may have to sell your TOPS at a substantial discount from the stated principal amount if at the time of sale the value of the index is at or below the initial index value.  Generally, the longer the time remaining to maturity, the more the market price of the TOPS will be affected by the other factors described above.

You cannot predict the future performance of the index based on its historical performance.  There can be no assurance that you will not suffer a loss on your initial investment in the TOPS.

▪
The TOPS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the TOPS.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the TOPS at maturity and therefore you are subject to the credit risk of Morgan Stanley.  The TOPS are not guaranteed by any other entity.  If Morgan Stanley defaults on its obligations under the TOPS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the TOPS prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the TOPS.

▪
The TOPS will not be listed on any securities exchange and secondary trading may be limited.  The TOPS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the TOPS.  MS & Co. may, but is not obligated to, make a market in the TOPS and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the TOPS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the TOPS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the TOPS easily.  Since other broker-dealers may not participate significantly in the secondary market for the TOPS, the price at which you may be able to trade your TOPS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease making a market in the TOPS, it is likely that there would be no secondary market for the TOPS.  Accordingly, you should be willing to hold your TOPS to maturity.

▪
The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us.  Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the TOPS in the original issue price reduce the economic terms of the TOPS, cause the estimated value of the TOPS to be less than the original issue price and will adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., are willing to purchase the TOPS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the TOPS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the TOPS less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the TOPS are not fully deducted upon issuance, for a period of up to 12 months following the issue date, to the extent that MS & Co.

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may buy or sell the TOPS in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪
The estimated value of the TOPS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.  These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.  As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the TOPS than those generated by others, including other dealers in the market, if they attempted to value the TOPS.  In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your TOPS at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.    See also “The market price will be influenced by many unpredictable factors” above.

▪
Investing in the TOPS is not equivalent to investing in the index.  Investing in the TOPS is not equivalent to investing in the index or its component stocks.  Investors in the TOPS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the index.

▪
Adjustments to the index could adversely affect the value of the TOPS.  Standard & Poor’s Financial Services LLC, which we refer to as S&P, is responsible for calculating and maintaining the index.  S&P can add, delete or substitute the stocks underlying the index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the index.  Any of these actions could adversely affect the value of the TOPS.

S&P may discontinue or suspend calculation or publication of the index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  MS & Co. could have an economic interest that is different than that of investors in the TOPS insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index, the payout on the TOPS at maturity will be an amount based on the closing prices on the valuation date of the stocks underlying the index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for and method of calculating the index last in effect prior to the discontinuance of the index.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the TOPS.  As calculation agent, MS & Co. will determine the initial index value, the final index value, the lookback percent increase or the index performance factor, as applicable, and the payment that you will receive at maturity, if any.  Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a market disruption event or discontinuance of the index.  These potentially subjective determinations may adversely affect the payout to you at maturity, if any.  For further information regarding these types of determinations, see “Description of TOPS— Index Closing Value,” “—Valuation Date,” “—Calculation Agent,” “—Market Disruption Event,” “—Alternate Exchange Calculation in Case of an Event of Default” and “—Discontinuance of the Index; Alteration of Method of Calculation” in the accompanying preliminary pricing supplement.  In addition, MS & Co. has determined the estimated value of the TOPS on the pricing date.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the TOPS.  One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the TOPS (and to other instruments linked to the index or its component stocks), including trading in the stocks that constitute the index as well as in other instruments related to the index.  Some of our subsidiaries also trade the stocks that constitute the index and other financial instruments related to the index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value, and, therefore, the value above which the index must

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close on the valuation date so that you do not suffer a loss on your initial investment in the TOPS.  Additionally, such hedging or trading activities during the term of the TOPS could adversely affect the value of the index on the observation dates including the valuation date, and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪
The U.S. federal income tax consequences of an investment in the TOPS are uncertain.  Please read the discussion under “Fact Sheet – General Information – Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the TOPS.  If the IRS were successful in asserting an alternative treatment for the TOPS, the timing and character of income on the TOPS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one possible treatment, the IRS could seek to recharacterize the TOPS as debt instruments.  In that event, U.S. Holders would be required to accrue into income original issue discount on the TOPS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the TOPS as ordinary income.  The risk that a TOPS would be recharacterized, for U.S. federal income tax purposes, as a debt instrument giving rise to ordinary income, rather than as an open transaction, is higher than with non-buffered equity-linked securities.  We do not plan to request a ruling from the IRS regarding the tax treatment of the TOPS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the TOPS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the TOPS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Information about the Underlying Index

The S&P 500® Index.  The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s Financial Services LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943.  For additional information about the S&P 500® Index, see the information set forth under “S&P 500®” in the accompanying index supplement.

License Agreement between S&P and Morgan Stanley.  “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of S&P and have been licensed for use by Morgan Stanley.  See “S&P 500® Index” in the accompanying index supplement.

Historical Information

The following table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the index for each quarter in the period from January 1, 2009 through October 31, 2014.  The closing value of the index on October 31, 2014 was 2,018.05.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical values of the index should not be taken as an indication of future performance, and no assurance can be given as to the level of the index on the valuation date.

S&P 500® Index	High	Low	Period End
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.64
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter	1,353.22	1,119.46	1,131.42
Fourth Quarter	1,285.09	1,099.23	1,257.60
2012
First Quarter	1,416.51	1,277.06	1,408.47
Second Quarter	1,419.04	1,278.04	1,362.16
Third Quarter	1,465.77	1,334.76	1,440.67
Fourth Quarter	1,461.40	1,353.33	1,426.19
2013
First Quarter	1,569.19	1,457.15	1,569.19
Second Quarter	1,669.16	1,541.61	1,606.28
Third Quarter	1,725.52	1,614.08	1,681.55
Fourth Quarter	1,848.36	1,655.45	1,848.36
2014
First Quarter	1,878.04	1,741.89	1,872.34
Second Quarter	1,962.87	1,815.69	1,960.23
Third Quarter	2,011.36	1,909.57	1,972.29
Fourth Quarter (through October 31, 2014)	2,018.05	1,862.49	2,018.05

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